Exhibit 23.1

CONSENT OF PARITZ & COMPANY, P.A.

Paritz & Company, P.A.	15 Warren Street, Suite 25 Hackensack, New Jersey 07601 (201)342-7753 Fax: (201) 342-7598 E-Mail: khaber @paritz.com
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Blackhawk Capital Group BDC Inc.
14 Wall Street
New York, New York 10005

Gentlemen:

We have issued our report dated April 21, 2006 accompanying the financial statements of Blackhawk Capital Group BDC Inc. contained in the Form 10-K/A for the year ended December 31, 2004 under the Securities Exchange Act of 1934, as amended. We consent to the use of the aforementioned report in the Form 10-K/A under the Securities Exchange Act of 1934, as amended, and to the use of our name as it appears in Item 8 of Form 10-K/A.

                    Paritz & Company, P.A.

Hackensack, New Jersey
April 21, 2006